Filed Pursuant to Rule 424(b)(3)

File No. 333-218131

PROSPECTUS

Social Reality, Inc.

4,579,266 SHARES OF CLASS A COMMON STOCK

This prospectus relates to periodic offers and sales of up to 4,579,266 shares of our outstanding Class A common stock by the selling stockholders which are issuable upon the conversion of outstanding 12.5% senior secured convertible debentures and common stock purchase warrants.  We will not receive any proceeds from the sale of the shares by the selling stockholders.

The shares of our Class A common stock may be offered through public or private transactions at market prices prevailing at the time of sale, at a fixed price or fixed prices, at negotiated prices, at various prices determined at the time of sale or at prices related to prevailing market prices. In addition, shares of our Class A common stock may be offered from time to time through ordinary brokerage transactions on the NASDAQ Capital Market. The timing and amount of any sale are within the sole discretion of the selling stockholders, subject to certain restrictions. See “Plan of Distribution.”

Our Class A common stock is listed on the NASDAQ Capital Market under the symbol "SRAX." On June 2, 2017 the last reported sale price of our Class A common stock was $1.23 per share.

For a description of the plan of distribution of these shares, please see page 18 of this prospectus.

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Investing in our Class A common stock involves a high degree of risk. See "Risk Factors" beginning on page 6 of this prospectus to read about the risks of investing in our Class A common stock.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 5, 2017

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. For further information, please see the section of this prospectus entitled “Information Incorporated by Reference.” The selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information appearing in this prospectus, any prospectus supplement or any other offering material is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations, and prospects may have changed since those dates.

When used herein, “Social Reality”, “we”, “us” or “our” refers to Social Reality, Inc., a Delaware corporation, and our subsidiary. In addition, the "first quarter of 2017" refers to the three months ended March 31, 2017, the "first quarter of 2016" refers to the three months ended March 31, 2016, “2017” refers to the year ended December 31, 2017, "2016” refers to the year ended December 31, 2016, and “2015” refers to the year ended December 31, 2015.

All share and per share information contained in this prospectus gives pro forma effect to the 1:5 reverse stock split of our Class A common stock effective September 22, 2016.

AVAILABLE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any materials that we file at the Securities and Exchange Commission’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers such as our company that file electronically with the Securities and Exchange Commission.

We have filed a registration statement under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the securities to be sold by pursuant to this prospectus. This prospectus has been filed as part of the registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. You may:

•	inspect a copy of the registration statement, including the exhibits and schedules, without charge at the Securities and Exchange Commission’s Public Reference Room;

•	obtain a copy from the Securities and Exchange Commission upon payment of the fees prescribed by the Securities and Exchange Commission; or

•	obtain a copy from the Securities and Exchange Commission’s website at www.sec.gov.

Our website address is www.srax.com. We make available free of charge, through the investor section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission.

OUR COMPANY

We are an Internet advertising and platform technology company that provides tools to automate the digital advertising market. Our focus is to provide technology tools that enable both publishers and advertisers to maximize their digital advertising initiatives. We derive our revenues from:

•	sales of digital media advertising campaigns to advertising agencies and brands;

•	sales of media inventory through real-time bidding, or "RTB," exchanges;

•	sale and licensing of our SRAX Social platform and related media; and

•	creation of custom platforms for buying media on SRAX for large brands.

The core elements of our business are:

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Social Reality Ad Exchange or "SRAX" – Real Time Bidding sell side and buy side representation is our technology which assists publishers in delivering their media inventory to the RTB exchanges. The SRAX platform integrates multiple market-leading demand sources, including OpenX, Pubmatic and AppNexus. We also build custom platforms that allow our agency partners to launch and manage their own RTB campaigns by enabling them to directly place advertising orders on the platform dashboard and view and analyze results as they occur;

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SRAXmd is our ad targeting and data platform for healthcare brands, agencies and medical content publishers. Healthcare and pharmaceutical publishers utilize the platform for yield optimization, audience extension campaigns and re-targeting of their healthcare professional audience. Agencies and brands purchase targeted digital and mobile ad campaigns;

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SRAX Social is a social media and loyalty platform that allows brands to launch and manage their social media initiatives. Our team works with customers to identify their needs and then helps them in the creation, deployment and management of their social media presence; and

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SRAX app, a recently launched new product, which is a platform that allows publishers and content owners to launch native mobile applications through our SRAX platform. The SRAX app is a free platform that provides online publishers an opportunity to distribute their content via a branded mobile application that updates automatically as they publish new content to their website. The platform also allows publishers the opportunity to bring in influencer feeds from Facebook, Instagram, YouTube and Twitter that are relevant to their content.

We offer our customers several pricing options including cost-per-thousand-impression, commonly referred to as CPM, whereby our customers pay based on the number of times the target audience is exposed to the advertisement, and on a monthly service fee.

Corporate information

We are incorporated in Delaware.  Our principal executive offices are located at 456 Seaton Street, Los Angeles, CA  90013, and our telephone number is (323) 694-9800. Our fiscal year end is December 31.  Except as specifically set forth herein, the information which appears on our website at www.srax.com is not part of this prospectus.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the "Securities Act", and Section 21E of the Securities Exchange Act of 1934, as amended, or the "Exchange Act". These forward-looking statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "likely," "aim," "will," "would," "could," and similar expressions or phrases identify forward-looking statements. We have based these forward-looking statements on our current expectations and future events and financial trends that we believe may affect our financial condition, results of operation, business strategy and financial needs. Forward-looking statements include, but are not limited to, statements about:

•	our history of losses;
•	our ability to continue as a going concern;
•	the obligation under 12.5% senior secured convertible debentures in the principal amount of $5,000,000 and compliance with the terms and conditions of these obligations;
•	our reliance on third party vendors;
•	our dependence on revenues from a limited number of customers;
•	our ability to maintain our technology platforms and expand our product offerings;
•	our ability to manage our relationships with our publishers;
•	risks associated with loss of access to real time bidding inventory buyers and RTB platforms;
•	our dependence on our executive officers;
•	the continued appeal of Internet advertising;
•	risks related to possible future acquisitions;
•	the possible cashless exercise and ratchet adjustments of Series A warrants in our January 2017 financing;
•	the limited market for our Class A common stock;
•	risks associated with securities litigation;
•	our failure to meet financial performance guidance;
•	risks associated with material weaknesses in our internal control over financial reporting;
•	anti-takeover provisions of Delaware law;
•	the possible issuance of shares of our Class B common stock;
•	limited, inaccurate or unfavorable research about us or our business by securities or industry analysts;
•	concentration of ownership by our management;
•	dilution to our stockholders from the exercise of outstanding options and warrants; and
•	the terms of indemnification agreements with our executive officers and directors.

Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described in connection with any forward-looking statements that may be made herein. Readers are cautioned not to place undue reliance on these forward-looking statements and readers should carefully review this prospectus in its entirety, including the risks described in Risk Factors appearing later in this prospectus. Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

THE DEBENTURE OFFERING

In April 2017, we entered into and completed a definitive securities purchase agreements with certain accredited investors set forth on the signature pages of the securities purchase agreement for the purchase and sale of an aggregate of $5,000,000 principal amount 12.5% senior secured convertible debentures and five year Series A warrants representing the right to acquire up to 833,337 shares of our Class A common stock in a transaction exempt from registration under the Securities Act, in reliance on an exemption provided by Rule 506(b) of Regulation D and Section 4(a)(2) of the Securities Act. We refer to this offering as the "Debenture Offering." We received net proceeds from the Debenture Offering, after deducting placement agent fees and estimated offering expenses, of approximately $4,546,742.

The debentures, which mature three years from the date of issuance, pay interest in cash at the rate of 12.5% per annum, payable quarterly on January 1, April 1, July 1 and October 1, beginning on July 1, 2017.  Our obligations under the debentures are secured by a second position security interest in our accounts receivable and a first position security interest in the balance of our assets, including our intellectual property, and we are subject to continued compliance with certain financial covenants.  The debentures are convertible at the option of the holder into shares of our Class A common stock at an initial conversion price of $3.00 per share, subject to adjustment as set forth below.  Subject to our compliance with certain equity conditions set forth in the debentures, upon 20 trading days' notice to the holders we have the right to redeem the debentures in cash at a 120% premium during the first year and a 110% premium during the remaining term of the debentures.  Upon any optional redemption, we are obligated to issue the holder five year warrant Series B warrants, the terms of which will be identical to the Series A warrants, to purchase a number of shares of our Class A common stock equal to 50% of conversion shares issuable on an as-converted basis as if the principal amount of the debenture had been converted immediately prior to the optional redemption.  In the event of future financings by us, subject to certain exempt issuances, the holders have the right to cause us to allocate 20% of the proceeds we may receive to as a mandatory redemption of a portion of the principal amount then outstanding debentures.   We are also required to redeem the debentures upon our failure to maintain certain financial covenants which include a minimum monthly current ratio, a maximum quarterly corporate expense ratio, and maintain minimum quarterly revenue and earnings before income taxes, depreciation and amortization, or "EBITDA," related to SRAXmd.

The debentures also contains certain customary events of default (including, but not limited to, default in payment of principal or interest thereunder, breaches of covenants, agreements, representations or warranties thereunder, the occurrence of an event of default under certain material contracts by us, changes in control of our company and the entering or filing of certain monetary judgments against us). Upon the occurrence of any such event of default, the outstanding principal amount of the debentures, plus liquidated damages, interest and other amounts owing in respect thereof through the date of acceleration, becomes, at the holder’s election, immediately due and payable in cash.  We are also subject to certain customary non-financial covenants under the debentures.

The Series A warrants are initially exercisable at $3.00 per share and, if at any time after the six month anniversary of the issuance the underlying shares of our Class A common stock are not covered by an effective resale registration statement, the Series A Warrants are exercisable on a cashless basis.  The conversion price of the debentures and the exercise price of the Series A warrants are subject to adjustments upon certain events, including stock splits, stock dividends, subsequent equity transactions (other than specified exempt issuances), subsequent rights offerings, and fundamental transactions, subject to a floor of $1.40 per share.  If we fail to timely deliver the shares of our Class A common stock upon any conversion of the debentures or exercise of the Series A warrants we will be subject to certain buy-in provisions. Pursuant to the terms of the debentures and Series A warrants, a holder will not have the right to convert any portion of the debentures or exercise any portion of the Series A warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of Class A common stock outstanding immediately after giving effect to such conversion or exercise, as such percentage ownership is determined in accordance with the terms of the debentures and the Series A warrants; provided that after the stockholder approval date described below at the election of a holder and notice to us such percentage ownership limitation may be increased or decreased to any other percentage, not to exceed 9.99%; provided that any increase will not be effective until the 61st day after such notice is delivered from the holder to us.

In accordance with the Nasdaq Marketplace Rules, until such time as our stockholders have approved the possible issuance of a number of shares of our Class A common stock upon the conversion of the debentures and/or exercise of the Series A warrants in an amount which could equal or exceed 20% of the number of shares of our Class A common stock outstanding immediately before the Debenture Offering, or the "Nasdaq 20% Issuance Proposal," we are not obligated to issue any shares of our Class A common stock upon any conversion of the debentures and/or exercise of the Series A warrants, and the holders have no right to receive upon conversion and/or exercise thereof any shares of our Class A common stock, to the extent the issuance of such shares of Class A common stock would exceed 20% of our outstanding Class A common stock prior to the transaction. We are obligated hold a special meeting of our stockholders prior to June 30, 2017 for the purpose of submitting the approval of the Nasdaq 20% Issuance Proposal to our stockholders. We have noticed a special meeting of our stockholders to be held on June 23, 2017.  Our executive officers and directors representing approximately 21% of our Class A common stock have executed voting agreements with us agreeing to vote to approve the Nasdaq 20% Issuance Proposal.

We agreed to file a registration statement registering the resale of the shares of our Class A common stock underlying the debentures and the Series A warrants.  This prospectus is part of that registration statement. Under the terms of the securities purchase agreement, we also granted the purchasers of the debentures the right to purchase an additional $3 million of debentures upon the same terms and conditions for a period beginning on the stockholder approval date and expiring on earliest of the date that: (a) the initial registration statement has been declared effective by the Securities and Exchange Commission; (b) all of the underlying shares have been sold pursuant to Rule 144 or may be sold pursuant to Rule 144 without the requirement for our company to be in compliance with the current public information required under Rule 144 and without volume or manner-of-sale restrictions; (c) following the one year anniversary of the closing date provided that a holder of the underlying shares is not an affiliate of Social Reality; or (d) all of the underlying shares may be sold pursuant to an exemption from registration under Section 4(a)(1) of the Securities Act.  Any right exercised by a debenture holder must close within five trading days of a duly delivered exercise notice by the exercising party.  Any additional investment will be on terms identical to those set forth in the Debenture Offering and in order to effectuate a purchase and sale of the additional securities, we and the purchaser will enter into a securities purchase agreement identical to the securities purchase agreement for the Debenture Offering which will include updated disclosure schedules, and a registration rights agreement identical to the registration rights agreement entered into in connection with the Debenture Offering.

Chardan Capital Markets, LLC, Noble Capital Markets, Inc. and Aspenwood Capital (an independent branch of Colorado Financial Service Corporation), each broker-dealers and members of FINRA, acted as our placement agents in connection for us in connection with the Debenture Offering.  In addition, affiliates of Noble Capital Markets, Inc. purchased $720,000 principal amount of debentures and was issued Series A Warrants to purchase 120,000 shares of our Class A common stock in this offering.  We paid cash commission of $276,700 and issued placement agent warrants to purchase an aggregate of 174,500 shares of our Class A common stock at an exercise prices ranging from $3.00 to $3.75 per share which exercisable for between five and 5.5 years commencing six months from the issuance date.  The shares underlying these placement agent warrants are included in the resale registration statement of which this prospectus is a part.

We utilized $2,500,000 of the net proceeds to satisfy a put obligation under the Series B warrants issued to investors in our January 2017 private offering and the balance will be used for the potential obligation to satisfy the Financing Warrant put right held by Victory Park Management, LLC, as agent, accounts payable and other working capital needs.

Class A common stock offered by the selling stockholders

4,579,266 shares, including (i) 3,571,429 shares issuable upon the conversion of the debentures at the floor conversion price of $1.40 per share, (ii) 833,337 shares issuable upon the exercise of the Series A warrants issued to the debenture holders, and (iii) 174,500 shares issuable upon the exercise of the placement agent warrants.

Offering Price	The selling stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices.

Use of proceeds

All of the shares of Class A common stock being offered under this prospectus are being offered and sold by the selling stockholders. We will not receive any proceeds from the resale of the shares by the selling stockholders.  Any proceeds we may receive from the exercise of the Series A warrants or the placement agent warrants, if any, will be used for working capital.

Trading symbol	Our Class A common stock is listed on the NASDAQ Capital Market under the symbol “SRAX.”

RISK FACTORS

An investment in our Class A common stock involves a significant degree of risk. You should not invest in our Class A common stock unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information in this prospectus before deciding to invest in our Class A common stock. The risks described below highlight potential events, trends or other circumstances that could adversely affect our business, financial condition, results of operations, cash flows, liquidity or access to sources of financing, and consequently, the market value of our Class A common stock. These risks could cause our future results to differ materially from historical results and from guidance we may provide regarding our expectations of future financial performance. The risks described below are not an exhaustive list of all the risks we face. There may be others that we have not identified or that we have deemed to be immaterial. All forward-looking statements made by us or on our behalf are qualified by the risks described below.

Risks Related to our Business

We have a history of losses and there are no assurances we will report profitable operations in the foreseeable future.

We reported net losses of $4,248,233 and $2,723,909 for the years ended December 31, 2016 and 2015, respectively, and a net loss of $2,026,359 for the first quarter of 2017. At March 31, 2017, we had an accumulated deficit of $16,416,363. Our future success depends upon our ability to continue to grow our revenues, contain our operating expenses and generate profits. We do not have any long-term agreements with our customers. There are no assurances that we will be able to increase our revenues and cash flow to a level which supports profitable operations. In addition, our operating expenses increased 16.7% in 2016 from 2015 and 38% for the first quarter of 2017 as compared to the first quarter of 2016. In 2017 we made certain changes in our operations to reduce expenses and focus our resources in areas of our operations which we believe have the greatest potential to increase our revenues. We may continue to incur losses in future periods until such time, if ever, as we are successful in significantly increasing our revenues and cash flow beyond what is necessary to fund our ongoing operations and pay our obligations as they become due. If we are able to significantly increase our revenues in future periods, the rapid growth which we are pursuing will strain our organization and we may encounter difficulties in maintaining the quality of our operations. If we are not able to grow successfully, it is unlikely we will be able to generate sufficient cash from operations to pay our operating expenses and service our debt obligations, or report profitable operations in future periods.

Our independent registered public accounting firm has substantial doubts about our ability to continue as a going concern.

Primarily as a result of our recurring losses from operations, negative cash flows and our accumulated deficit, our independent registered public accounting firm has included in its report for the year ended December 31, 2016, an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is contingent upon, among other factors, our ability to obtain sufficient financing to support our operations.

The terms of the debentures could materially impact our liquidity and results of operations in future periods.

Certain terms of the debentures we issued and sold in the Debenture Offering could materially impact our liquidity and results of operations in future periods, including:

•	interest on the debentures is payable at 12.5% per annum, in cash, quarterly beginning on July 1, 2017;

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the debentures are secured by a second position security interest (second to FastPay) in our accounts receivable and a first position security interest in the balance of our assets, including our intellectual property;

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we are subject to continued compliance with certain financial covenants, including a minimum monthly current ratio, a maximum quarterly corporate expense ratio, minimum quarterly SRAXmd EBITDA and minimum quarterly SRAXmd revenues;

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in the event of future financings by us, subject to certain exempt issuances, the holders have the right to cause us to allocate 20% of the proceeds we may receive to as a mandatory redemption of a portion of the principal amount then outstanding debentures;

•	the debentures are subject to a mandatory redemption by us;

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while we are able to redeem the debentures in cash at a 120% premium during the first year and a 110% premium during the remaining term of the debentures, our ability to undertake an optional redemption of the debentures is subject to our compliance with certain equity conditions;

•	our ability to incur additional indebtedness is limited, as is our ability to issue additional equity; and

•	we have agreed to a cap of $4,000,000 on the sale of our accounts receivable to FastPay under the FastPay factoring agreement;

among others.  Our failure to conduct our business within the confines of these contractual restrictions could result in an event of default under the debentures. The debentures contain various other events of default such as:

•	failure to pay principal or interest;

•	breach or misrepresentation of covenants, representations or warranties in the debentures or any related transaction document;

•	breaches or defaults not remedied within prescribed cure periods;

•	filing of, or proceedings for bankruptcy or reorganization or defaults on any other obligations in excess of certain limits;

•	if our Class A common stock should not be eligible for listing or quotation on the trading market;

•	a change in control of our company;

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if the initial registration statement we are required to file with the SEC is not declared by the SEC on or prior to the 120th day from the issuance date or if we fail to meet the current public information requirements under Rule 144;

•	once effective, if the effectiveness of the initial registration statement should lapse for any reason;

•	if we fail to timely deliver any shares upon a conversion;

•	if DTC should put a "chill" on our Class A common stock;

•	a monetary judgment against us in excess of certain amounts; or

•	false or inaccurate certification regarding our compliance with any equity conditions.

Upon default, remedies range from notice and cure, to acceleration of both principal and interest. Our operations may not generate sufficient cash to enable us to service our debt. Upon an event of default under the debentures, if we were unable to cure the default within the prescribed periods, if at all, the holders could accelerate all amounts then due. If we were unable to repay these obligations, the holders could foreclose on our assets, in which case our ability to continue our business and operations as then conducted would be in jeopardy. If the holders should foreclose on our assets, it is likely you would lose your entire investment in our company. These obligations may further adversely impact our business and operations in other areas, including making it more difficult to satisfy our other obligations, increasing our vulnerability in the event of a downturn in our business prospects and limiting our flexibility to plan for, or react to, changes in our markets and possibly placing us at a competitive disadvantage when compared to our competitors who have less debt.

Our operations rely on various third party vendors and if we lose these vendors it may adversely affect our financial position and results of operations.

We rely on third party vendors to provide us with media inventory to facilitate sales of advertising, the majority of which are engaged on a per order basis. Due to our lack of working capital, we are delinquent on payments to several of these media suppliers. While we will attempt to negotiate payment terms and forbearance agreements with these vendors on a case by case basis, many of these vendors may cease providing services to our company and may seek legal remedies against us. Any loss of these vendors or ligation arising out of our failure to satisfy our obligations to any of these vendors could disrupt our business and have a material negative effect on our operations.

We depend on revenues from a limited number of customers.

For 2016, sales to two customers accounted for 48% of our total revenue, and for the first quarter of 2017 one customer accounted for 13% of our total revenue.  The loss of any of these customers could have material adverse impact on our results of operations in future periods.

Our success depends upon our ability to maintain our technology platforms and expand our product offerings. We do not have any long-term contracts with our customers.

We derive our revenue from the core elements of our business which includes the SRAXmd platform. The SRAXmd platform is a highly-specialized ad targeting and data platform specifically geared toward healthcare brands, agencies and medical content publishers and relies on a limited number of customers. The loss of any one customer that uses the SRAXmd platform could adversely impact the results of operations and cash flows in future periods from this platform.

Our success is dependent upon our ability to effectively expand and manage our relationships with our publishers. We do not have any long-term contracts with our publishing partners.

We do not generate our own media inventory. Accordingly, we are dependent upon our publishing partners to provide the media which we sell. We depend on these publishers to make their respective media inventories available to us to use in connection with our campaigns that we manage, create or market. We are not a party to any long-term agreements with any of our publishing partners and there are no assurances we will have continued access to the media. Our growth depends, in part, on our ability to expand and maintain our publisher relationships within our network and to have access to new sources of media inventory such as new partner websites and Facebook pages that offer attractive demographics, innovative and quality content and growing Web user traffic volume. Our ability to attract new publishers to our networks and to retain Web publishers currently in our networks will depend on various factors, some of which are beyond our control. These factors include, but are not limited to, our ability to introduce new and innovative products and services, our pricing policies, and the cost-efficiency to Web publishers of outsourcing their advertising sales. In addition, the number of competing intermediaries that purchase media inventory from Web publishers continues to increase. In the event we are not able to maintain effective relationships with our publishers, our ability to distribute our advertising campaigns will be greatly hindered which will reduce the value of our services and adversely impact our results of operations in future periods.

If we lose access to RTB inventory buyers our business may suffer.

In an effort to reduce our dependency on any one provider of advertising demand, we created a platform that utilizes feeds from a number of demand sources for our inventory. We believe that our proprietary technology assists us in aggregating this demand, as well as providing the tools needed by our publishing partners to evaluate and track the effectiveness of the demand that we are aggregating for them. In the event that we lose access to a majority of this demand, however, our revenues would be impacted and our results of operations would be materially adversely impacted until such time, if ever, as we could secure alternative sources of demand for our inventory.

We depend on the services of our executive officers and the loss of any of their services could harm our ability to operate our business in future periods

Our success largely depends on the efforts and abilities of our executive officers, including Christopher Miglino, Erin DeRuggiero, Kristoffer Nelson and JP Hannan. We are a party to an employment agreement with each of Mr. Miglino, Ms. DeRuggiero and Mr. Hannan, and an "at will" agreement with Mr. Nelson. Although we do not expect to lose their services in the foreseeable future, the loss of any of them could materially harm our business and operations in future periods until such time as we were able to engage a suitable replacement.

If advertising on the Internet loses its appeal, our revenue could decline.

Our business model may not continue to be effective in the future for a number of reasons, including:

•	a decline in the rates that we can charge for advertising and promotional activities;

•	our inability to create applications for our customers;

•	Internet advertisements and promotions are, by their nature, limited in content relative to other media;

•	companies may be reluctant or slow to adopt online advertising and promotional activities that replace, limit or compete with their existing direct marketing efforts;

•	companies may prefer other forms of Internet advertising and promotions that we do not offer;

•	the quality or placement of transactions, including the risk of non-screened, non-human inventory and traffic, could cause a loss in customers or revenue; and

•	regulatory actions may negatively impact our business practices.

If the number of companies who purchase online advertising and promotional services from us does not grow, we may experience difficulty in attracting publishers, and our revenue could decline.

Additional acquisitions may disrupt our business and adversely affect results of operations.

We may pursue acquisitions in an effort to increase revenue, expand our market position, add to our technological capabilities, or for other purposes. However, any future acquisitions would likely involve risk, including the following:

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the identification, acquisition and integration of acquired businesses requires substantial attention from management. The diversion of management's attention and any difficulties encountered in the transition process could hurt our business;

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the anticipated benefits from an acquisition may not be achieved, we may be unable to realize expected synergies from an acquisition or we may experience negative culture effects arising from the integration of new personnel;

•	difficulties in integrating the technologies, solutions, operations, and existing contracts of the acquired business;

•	we may fail to identify all of the problems, liabilities or other shortcomings or challenges of an acquired company, technology, or solution;

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to pay for future acquisitions, we could issue additional shares of our Class A common stock or pay cash, raised through equity sales or debt issuance. The issuance of any additional shares of our Class A common stock would dilute the interests of our current stockholders, and debt transactions would result in increased fixed obligations and would likely include covenants and restrictions that would impair our ability to manage our operations; and

•	new business acquisitions can generate significant intangible assets that result in substantial related amortization charges and possible impairments.

While our general growth strategy includes identifying and closing additional acquisitions, we are not presently a party of any agreements or understandings. There are no assurances we will acquire any additional companies.

We granted the Financing Warrant holder a put right which has been exercised and could materially impact our liquidity in future periods.

Pursuant to the financing agreement entered into in October 2014 with Victory Park Management, LLC, as administrative agent and collateral agent for the lenders and holders of notes and warrants issued thereunder, which we refer to as the Financing Agreement, in October 2014 we issued to the lender a five year warrant to purchase 580,000 shares of our Class A common stock at an exercise price of $5.00 per share, subject to adjustment, which we refer to as the "Financing Warrant." Pursuant to the Financing Warrant, the warrant holder had the right, at any time after the earlier of April 30, 2016 and the maturity date of the note(s) issued under the Financing Agreement, but prior to October 30, 2019, to exercise its put right to sell to us all or any portion of the Financing Warrant that has not been previously exercised at a price equal to an amount based upon the percentage of the Financing Warrant for which the put right is being exercised, multiplied by the lesser of 50% of our total consolidated revenue for the trailing 12-month period ending with our then-most recently completed fiscal quarter, or $1,500,000. In connection with the January 2017 capital raise, the warrant holder agreed not to exercise the put right prior to May 20, 2017 and following any exercise of the put right after the expiration of the put standstill period, we will have 45 days to satisfy this obligation. On May 22, 2017 we received a put right exercise notice of $1,500,000 from the warrant holder, which we intend to satisfy within 45 days of the notice. Upon such payment our liquidity will be adversely impacted and we may not have sufficient working capital to fund our ongoing operations or pay our other obligations as they become due. In addition, the resale of the shares of our Class A common stock which are issuable upon the exercise of the Financing Warrant are covered by an effective registration statement. The issuance of those shares upon the possible exercise of the Financing Warrant will be dilutive to our existing stockholders.

The terms of the purchasers' warrants we issued in January 2017 include cashless exercise rights and full ratchet adjustments. The possible exercise of these rights could materially impact our liquidity in future periods and deprive us of additional proceeds through the exercise of the warrants.

In connection with the January 2017 capital raise described elsewhere in this prospectus, we issued the purchasers Series A warrants to purchase an aggregate of 380,953 shares of our Class A common stock.  The shares underlying those Series A warrants are registered for resale by the holders upon exercise in the registration statement of which this prospectus forms a part.  The Series A warrants were initially exercisable at $6.70 per share and contain so-called ratchet anti-dilution provisions, subject to a floor price of $1.20 per share. This generally means that if we issue certain additional securities while the warrants are outstanding that have an exercise price less than the then current exercise price of the Series A warrants, the exercise price of those warrants would be reduced to this lower exercise price, subject to the floor price. The initial exercise price of the Series A warrants was reset to $2.245 per share as a result of the Debenture Offering in April 2017 described elsewhere in this prospectus.  The adjustment provisions under the terms of the Series A warrants will be extinguished at such time as our Class A common stock trades at or above $10.00 per share for 20 consecutive trading days, subject to the satisfaction of certain equity conditions. These anti-dilution provisions could result in significant additional dilution to our stockholders and may make it more difficult to raise additional capital in future periods.

Risks Related to Ownership of our Securities

We do not know whether an active, liquid and orderly trading market will develop for our offered securities or what the market price of our offered securities will be and as a result it may be difficult for you to sell your shares of our Class A common stock.

Prior to October 13, 2016 our Class A common stock was quoted on the OTCQB Tier of the OTC Markets and it was thinly traded. On October 13, 2016, our Class A common stock began trading on the NASDAQ Capital Market and since that date a trading marketing in our stock has been developing. A liquid trading market, however, in our Class A common stock may never develop or, if developed, may not be sustained. The lack of a liquid market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of a liquid market may also reduce the fair market value of your shares. Further, an illiquid market may also impair our ability to raise capital by selling shares of our Class A common stock and may impair our ability to enter into collaborations or acquire companies or products by using our shares of Class A common stock as consideration. The market price of our offered securities may be volatile, and you could lose all or part of your investment.

The trading price of the shares of our Class A common stock is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this prospectus, these factors include:

•	the success of competitive products;

•	actual or anticipated changes in our growth rate relative to our competitors;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

•	regulatory or legal developments in the United States and other countries;

•	the recruitment or departure of key personnel;

•	the level of expenses;

•	actual or anticipated changes in estimates to financial results, development timelines or recommendations by securities analysts;

•	variations in our financial results or those of companies that are perceived to be similar to us;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	inconsistent trading volume levels of our shares;

•	announcement or expectation of additional financing efforts;

•	sales of our Class A common stock by us, our insiders or our other stockholders;

•	additional issuances of securities upon the exercise of outstanding options and warrants;

•	market conditions in the technology sectors; and

•	general economic, industry and market conditions.

In addition, the stock market in general, and advertising technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our Class A common stock, regardless of our actual operating performance. The realization of any of these risks could have a dramatic and material adverse impact on the market price of the shares of our Class A common stock.

We may be subject to securities litigation, which is expensive and could divert management attention.

The market price of the shares of our Class A common stock may be volatile, and in the past companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business. To the extent that any claims or suits are brought against us and successfully concluded, we could be materially adversely affected, jeopardizing our ability to operate successfully. Furthermore, our human and capital resources could be adversely affected by the need to defend any such actions, even if we are ultimately successful in our defense.

Failure to meet the financial performance guidance or other forward-looking statements we have provided to the public could result in a decline in our stock price.

We have previously provided, and may provide in the future, public guidance on our expected financial results for future periods. Although we believe that this guidance provides investors with a better understanding of management's expectations for the future and is useful to our stockholders and potential stockholders, such guidance is comprised of forward-looking statements subject to the risks and uncertainties. Our actual results may not always be in line with or exceed the guidance we have provided. For example, we did not meet our 2016 revenue guidance. If our financial results for a particular period do not meet our guidance or if we reduce our guidance for future periods, the market price of our Class A common stock may decline.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results. As a result, current and potential stockholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.

As described in our Annual Report on Form 10-K for the year ended December 31, 2015, our management has determined that, as of December 31, 2015, we did not maintain effective internal controls over financial reporting based on criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework as a result of identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis. As of December 31, 2016, management has determined that we have yet to fully remediate the previously identified material weaknesses. While we have never been required to restate our consolidated financial statements, the existence of the continuing material weaknesses in our internal control over financial reporting increases the risk that a future restatement of our consolidated financial statements is possible.

Delaware law contains anti-takeover provisions that could deter takeover attempts that could be beneficial to our stockholders.

Provisions of Delaware law could make it more difficult for a third-party to acquire us, even if doing so would be beneficial to our stockholders. Section 203 of the Delaware General Corporation Law may make the acquisition of our company and the removal of incumbent officers and directors more difficult by prohibiting stockholders holding 15% or more of our outstanding voting stock from acquiring us, without our board of directors' consent, for at least three years from the date they first hold 15% or more of the voting stock.

The two class structure of our Class A common stock could have the effect of concentrating voting control with a limited group.

Our authorized capital includes two classes of common stock which have different voting rights. Our Class B common stock has 10 votes per share and our Class A common stock has one vote per share. The shares of our Class B common stock were originally held by two of our executive officers who were the founders of our company, but these shares were converted into shares of our Class A common stock in October 2013. While there are presently no shares of Class B common stock outstanding, in the future our board could choose to issue shares to one or more individuals or entities. As a result of the voting rights associated with the Class B common stock, those individuals or entities could have significant influence over the management and affairs of the company and control over matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets, for the foreseeable future. This concentrated voting control could limit your ability to influence corporate matters and could adversely affect the price of our Class A common stock.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the trading price of our Class A common stock and trading volume could decline.

The trading market for our shares of our Class A common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. A small number of securities and industry analysts currently publish research regarding our Company on a limited basis. In the event that one or more of the securities or industry analysts who have initiated coverage downgrade our securities or publish inaccurate or unfavorable research about our business, the price of our shares of Class A common stock would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our securities could decrease, which might cause the trading price of our shares of Class A common stock and trading volume to decline.

Our company has a concentration of stock ownership and control, which may have the effect of delaying, preventing, or deterring a change of control

Our Class A common stock ownership is highly concentrated. Members of our management and board of directors beneficially own approximately 21% of our total outstanding shares of Class A common stock. As a result of the concentrated ownership of the stock, our board of directors may be able to control all matters requiring stockholder approval, including the election of directors and approval of mergers and other significant corporate transactions. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company. It could also deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and it may affect the market price of our Class A common stock.

The elimination of monetary liability against our directors and officers under Delaware law and the existence of indemnification rights held by our directors and officers may result in substantial expenditures by us and may discourage lawsuits against our directors and officers.

Our certificate of incorporation eliminates the personal liability of our directors and officers to our company and our stockholders for damages for breach of fiduciary duty as a director or officer to the extent permissible under Delaware law. Further, our bylaws provide that we are obligated to indemnify any of our directors or officers to the fullest extent authorized by Delaware law. We are also parties to separate indemnification agreements with certain of our directors and our officers which, subject to certain conditions, require us to advance the expenses incurred by any director or officer in defending any action, suit or proceeding prior to its final disposition. Those indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against our directors or officers, which we may be unable to recoup. These provisions and resultant costs may also discourage us from bringing a lawsuit against any of our current or former directors or officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even if such actions, if successful, might otherwise benefit us or our stockholders.

If the selling security holders all elect to sell their shares of our Class A common stock at the same time, the market price of our shares may decrease.

It is possible that the selling security holders will offer all of the shares for sale. Further, because it is possible that a significant number of shares could be sold at the same time hereunder, the sales, or the possibility thereof, may have a depressive effect on the market price of our Class A common stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling stockholders. We will use any cash proceeds we may receive from the exercise of the Series A warrants or the placement agent warrants for working capital.

SELLING STOCKHOLDERS

The Class A common stock being offered by the selling stockholders are those to the selling stockholders upon the conversion of the debentures and/or the exercise of the warrants.  For additional information regarding the issuances of those debentures and warrants, see "The Debenture Offering" above.  We are registering the shares of Class A common stock in order to permit the selling stockholders to offer the shares for resale from time to time.  Except for the ownership of the debentures and the warrants, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of Class A common stock by each of the selling stockholders.  The second column lists the number of shares of Class A common stock beneficially owned by each selling stockholder, based on its ownership of the debentures and warrants, as of May 17, 2017, assuming the conversion of the debentures and the exercise of the warrants held by the selling stockholders on that date, without regard to any limitations on conversion or exercises.

The third column lists the shares of Class A common stock being offered by this prospectus by the selling stockholders.

In accordance with the terms of a registration rights agreement with the selling stockholders, this prospectus generally covers the resale of the sum of (i) the number of shares of Class A common stock issued to the selling stockholders upon the conversion of the debentures and (ii) the maximum number of shares of Class A common stock issuable upon exercise of the related warrants, determined as if the outstanding debentures and warrants were converted or exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration rights agreement, without regard to any limitations on the conversion of the debentures and/or the exercise of the warrants. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the each of the debentures and the warrants, a selling stockholder may not convert the debentures and/or exercise the warrants to the extent such conversion and/or exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Class A common stock which would exceed 4.99% of our then outstanding Class A common stock following such conversion or exercise, excluding for purposes of such determination shares of Class A common stock issuable upon conversion of the debentures and/or the exercise of the warrants which have not been converted or exercised, or the "Blocker.: The number of shares in the second column does not reflect this limitation.  The selling stockholders may sell all, some or none of their shares in this offering.  See "Plan of Distribution."

Name of selling stockholder	Number of shares of Class A common stock owned prior to the offering	Maximum number of shares of Class A common stock to be sold pursuant to this prospectus	Number of shares of Class A common stock owned after the offering

ATW Fund I, L.P. (1)	2,202,381	2,202,381	0
Anson Investments Master Fund LP (2)	440,477	440,477	0
Ivonne M. Letschert (3)	317,143	317,143	0
Nico P. Pronk (4)	317,143	317,143	0
Marcia Kent Spousal Lifetime Access Trust dtd 12/24/12 (5)	440,477	440,477	0
Hans J. Bos and Diana Fernandez JT TEN (6)	88,096	88,096	0
Erica Kent (7)	88,096	88,096	0
Ludisa Trust (8)	44,048	44,048	0
Abiding Ventures, LLC (9)	176,191	176,191	0
Puritan Partners LLC (10)	290,174	290,714	0
Chardan Capital Markets, LLC (11)	0	19,000	0
Jonathan Schechter (12)	0	31,000	0
Joseph Reda (13)	0	50,000	0
Colorado Financial Service Corporation (14)	0	770	0
Harold R. Madison (15)	10,667	2,310	10,667
Steve Ossello (16)	128,000	2,310	128,000
Chris Wrolstad (17)	90,538	2,310	90,538
Noble Capital Markets, Inc. (18)	3,600	66,800	3,600
		4,579,266

———————

(1)

Includes 1,785,714 shares issuable upon the conversion of a $2,500,000 principal amount debenture at the floor conversion price of $1.40 per share and 416,667 shares issuable upon the exercise of the Series A warrants.  Mr. Antonio Ruiz-Gimenez has voting and dispositive control over securities held of record by ATW Fund I, L.P.  The number of shares owned before the offering gives no effect to the Blocker.  Therefore the actual number of shares of Class A common stock beneficially owned by ATW Fund I, L.P., after giving effect to the Blocker, is less than the number of securities reported in the first column.

(2)

Includes 357,143 shares issuable upon the conversion of a $500,000 principal amount debenture at the floor conversion price of $1.40 per share and 83,334 shares issuable upon the exercise of the Series A warrants.  Anson Advisors Inc. and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP ("Anson"), hold voting and dispositive control over the shares of Class A common stock held by Anson.  Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP.  Moez Kassam and Adam Spears are directors of Anson Advisors Inc.  Mr. Winson, Mr. Kassam and Mr. Spears each disclaim beneifical ownership of these shares except to the extent of their pecuniary interests therein.  The principal business address of Anson is 190 Elgin Ave, Georgetown, Grand Cayman. The number of shares owned before the offering gives no effect to the Blocker.  Therefore the actual number of shares of Class A common stock beneficially owned by Anson Investments Master Fund LP, after giving effect to the Blocker, is less than the number of securities reported in the first column.

(3)

Includes 257,143 shares issuable upon the conversion of a $360,000 principal amount debenture at the floor conversion price of $1.40 per share and 60,000 shares issuable upon the exercise of the Series A warrants.  Excludes securities held of record by Noble Capital Markets, Inc.  See footnote 18.

(4)

Includes 257,143 shares issuable upon the conversion of a $360,000 principal amount debenture at the floor conversion price of $1.40 per share and 60,000 shares issuable upon the exercise of the Series A warrants.  Excludes securities held of record by Noble Capital Markets, Inc.  See footnote 18.

(5)

Includes 357,143 shares issuable upon the conversion of a $500,000 principal amount debenture at the floor conversion price of $1.40 per share and 83,334 shares issuable upon the exercise of the Series A warrants.  Howard Kent has voting and dispositive control over securities held of record by the trust. The number of shares owned before the offering gives no effect to the Blocker.  Therefore the actual number of shares of Class A common stock beneficially owned by the trust, after giving effect to the Blocker, is less than the number of securities reported in the first column.

(6)

Includes 71,429 shares issuable upon the conversion of a $100,000 principal amount debenture at the floor conversion price of $1.40 per share and 16,667 shares issuable upon the exercise of the Series A warrants.

(7)

Includes 71,429 shares issuable upon the conversion of a $100,000 principal amount debenture at the floor conversion price of $1.40 per share and 16,667 shares issuable upon the exercise of the Series A warrants.

(8)

Includes 35,714 shares issuable upon the conversion of a $50,000 principal amount debenture at the floor conversion price of $1.40 per share and 8,334 shares issuable upon the exercise of the Series A warrants.  Ms. Leonor Celina Uribe de Fernandez has voting and dispositive control over securities held of record by the trust.  The number of shares owned excludes securities held of record by Ludisa, Inc. over which Ms. Fernandez has voting and dispositive control.

(9)

Includes 142,857 shares issuable upon the conversion of a $200,000 principal amount debenture at the floor conversion price of $1.40 per share and 33,334 shares issuable upon the exercise of the Series A warrants.  Elias Janetis, manager, has voting and dispositive control over securities held of record by Abiding Ventures, LLC.

(10)

Includes 235,714 shares issuable upon the conversion of a $330,000 principal amount debenture at the floor conversion price of $1.40 per share and 55,000 shares issuable upon the exercise of the Series A warrants.  Richard Smithline, Managing Member, has voting and dispositive control over securities held of record by Puritan Partners LLC.

(11)

The number of shares owned prior to the offering excludes 14,576 shares underlying warrants issued as placement agent compensation in our January 2017 private placement which are exercisable beginning on July 5, 2017 and 19,000 shares under warrants issued as placement agent compensation in the Debenture Offering which are exercisable beginning on October 21, 2017.  Chardan Capital Markets, LLC is a broker-dealer and member of FINRA.  The number of shares offered includes the shares underlying the warrants issued as placement agent compensation in the Debenture Offering.

(12)

The number of shares owned prior to the offering excludes 25,000 shares underlying warrants issued to Chardan Capital Markets, LLC as placement agent compensation in our January 2017 private placement which are exercisable beginning on July 5, 2017 and 19,000 shares underlying warrants issued to Chardan Capital Markets, LLC as placement agent compensation in the Debenture Offering which are exercisable beginning on October 21, 2017.  Chardan Capital Markets, LLC assigned the rights to certain of the placement agent warrants to Mr. Schechter, an employee of Chardan Capital, as compensation to him in the regular course of his employment with that firm. At the time of the receipt of the warrants, Mr. Schechter did not have any agreement or understanding, directly or indirectly, with any person to distribute those securities.  The number of shares offered includes the shares underlying the warrants issued as placement agent compensation in the Debenture Offering.

(13)

The number of shares owned prior to the offering excludes 25,000 shares underlying warrants issued to Chardan Capital Markets, LLC as placement agent compensation in our January 2017 private placement which are exercisable beginning on July 5, 2017 and 50,000 shares underlying warrants issued to Chardan Capital Markets, LLC as placement agent compensation in the Debenture Offering which are exercisable beginning on October 21, 2017.  Chardan Capital Markets, LLC assigned the rights to certain of the placement agent warrants to Mr. Reda, an employee of Chardan Capital, as compensation to him in the regular course of his employment with that firm. At the time of the receipt of the warrants, Mr. Reda did not have any agreement or understanding, directly or indirectly, with any person to distribute those securities.  The number of shares offered includes the shares underlying the warrants issued as placement agent compensation in the Debenture Offering.

(14)

The number of shares owned prior to the offering excludes 770 shares underlying warrants issued as placement agent compensation in the Debenture Offering which are exercisable beginning on October 21, 2017.  Colorado Financial Service Corporation is a broker-dealer and member of FINRA.  The number of shares offered includes the shares underlying the warrants issued as placement agent compensation in the Debenture Offering.

(15)

The number of shares owned prior to the offering includes shares underlying warrants to purchase 10,667 shares of our Class A common stock at an exercise price of $7.50 per share expiring in January 2018, but excludes warrants issued to Colorado Financial Service Corporation as placement agent compensation in the Debenture Offering which are exercisable beginning on October 21, 2017.  Colorado Financial Service Corporation assigned the rights to certain of the placement agent warrants to Mr. Madison, an employee of Aspenwood Capital (an independent branch of Colorado Financial Service Corporation), as compensation to him in the regular course of his employment with that firm. At the time of the receipt of the warrants, Mr. Madison did not have any agreement or understanding, directly or indirectly, with any person to distribute those securities. The number of shares offered includes the shares underlying the warrants issued as placement agent compensation in the Debenture Offering.

(16)

The number of shares owned prior to the offering includes shares underlying warrants to purchase an aggregate of 30,000 shares of our Class A common stock at an exercise price of $7.50 per share expiring in January 2018, but excludes warrants issued to Colorado Financial Service Corporation as placement agent compensation in the Debenture Offering which are exercisable beginning on October 21, 2017.  Colorado Financial Service Corporation assigned the rights to certain of the placement agent warrants to Mr. Ossello, an employee of Aspenwood Capital (an independent branch of Colorado Financial Service Corporation), as compensation to him in the regular course of his employment with that firm. At the time of the receipt of the warrants, Mr. Ossello did not have any agreement or understanding, directly or indirectly, with any person to distribute those securities.  The number of shares offered includes the shares underlying the warrants issued as placement agent compensation in the Debenture Offering.

(17)

The number of shares owned prior to the offering includes shares underlying warrants to purchase an aggregate of 20,667 shares of our Class A common stock at an exercise price of $7.50 per share expiring in January 2018, but excludes warrants issued to Colorado Financial Service Corporation as placement agent compensation in the Debenture Offering which are exercisable beginning on October 21, 2017.  Colorado Financial Service Corporation assigned the rights to certain of the placement agent warrants to Mr. Wrolstad, an employee of Aspenwood Capital (an independent branch of Colorado Financial Service Corporation), as compensation to him in the regular course of his employment with that firm. At the time of the receipt of the warrants, Mr. Wrolstad did not have any agreement or understanding, directly or indirectly, with any person to distribute those securities.  The number of shares offered includes the shares underlying the warrants issued as placement agent compensation in the Debenture Offering.

(18)

The number of shares owned prior to the offering includes shares underlying warrants to purchase shares of our Class A common stock at an exercise price of $7.50 per share expiring between September 2019 and October 2019, but excludes 66,800 shares underlying warrants issued placement agent compensation in the Debenture Offering which are exercisable beginning on October 21, 2017.  Noble Capital Markets, Inc. is broker-dealer and member of FINRA.  Excludes securities owned by Mr. Pronk or over which he may have voting or dispositive control.  See footnotes 3 and 4.

PLAN OF DISTRIBUTION

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A selling stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume.  The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities.  We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for our company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Class A common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Class A common stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Pearlman Law Group LLP, 200 South Andrews Avenue, Suite 901, Fort Lauderdale, FL  33301.

EXPERTS

Our consolidated balance sheets as of December 31, 2016 and 2015 and the related consolidated statement of operations, stockholders' deficit and cash flows for the years ended December 31, 2016 and 2015 included in this prospectus have been audited by RBSM LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the Securities and Exchange Commission will update and supersede this information. We incorporate by reference the documents listed below, any of such documents filed since the date this registration statement was filed and any future filings with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offering of securities covered by this prospectus:

•

our Annual Report on Form 10-K for the year ended December 31, 2016 as filed on March 31, 2017 and Annual Report on Form 10-K/A (Amendment No. 1) for the year ended December 31, 3016 as filed on April 28, 2017;

•	our Quarterly Report on Form 10-Q for the period ended March 31, 2017 as filed on May 15, 2017; and

•	our Current Reports on Forms 8-K as filed on April 21, 2017 and May 4, 2017.

We will provide without charge to any person to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference, excluding exhibits, unless we have specifically incorporated an exhibit in the incorporated document. Written requests should be directed to: Corporate Secretary, Social Reality, Inc., 456 Seaton Street, Los Angeles, CA  90013.

Each document or report subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the securities shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing of such document, unless otherwise provided in the relevant document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the registration statement and this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement or this prospectus.

The information relating to our company contained in this prospectus and the accompanying prospectus supplement is not comprehensive, and you should read it together with the information contained in the incorporated documents.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation and by-laws provide for the indemnification of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of any action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. Our certificate of incorporation contains a provision which eliminates, to the fullest extent permitted by the Delaware General Corporation Law, director liability for monetary damages for breaches of the fiduciary duty of care or any other duty as a director.

In addition to the indemnification provided under our certificate of incorporation and by-laws, we have entered into separate indemnification agreements with certain of our former officers and directors. Under these agreements, we have agreed to indemnify the individual (in excess of statutory indemnification) in connection with the occurrence of an indemnifiable event (as that term is defined in the agreement) against any and all expenses, including attorney's fees, judgments, ERISA excise taxes and penalties, amounts paid in settlement, costs of investigating and defending a proceeding and all other fees, costs and expenses associated therewith. We expect to enter into similar agreements with our remaining directors in the near future.

Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.